Exhibit (d)(41)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of June 22, 2007 (“Amendment No. 1”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and The Dreyfus Corporation, a New York Corporation (“Dreyfus” or “Adviser”).

AXA Equitable and Dreyfus agree to modify the Investment Advisory Agreement dated as of June 16, 2005 (“Agreement”) as follows:

1. Removed Portfolio. All references to the AXA Enterprise Money Market Fund of AXA Enterprise Funds Trust are hereby removed.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Money Market Portfolio of EQ Advisors Trust (“Trust”).

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		THE DREYFUS CORPORATION

By:	/s/ Steven M. Joenk	By:	/s/ J. David Officer
	Steven M. Joenk Senior Vice President		Name: J. David Officer Title: Chief Operating Officer

APPENDIX A

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate*
EQ/Money Market Portfolio*	0.04% of the Portfolio’s average daily net assets up to and including $1.5 billion; and 0.0375% of the Portfolio’s average daily net assets in excess of $1.5 billion.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.